Exhibit 99

[LETTERHEAD OF COMVENTURES]

November 4, 2005

Curt Hockemeier

Chief Executive Officer

Arbinet - thexchange, Inc.

120 Albany Street

New Brunswick, NJ 08901

Dear Curt:

This letter is to confirm that I have resigned from the position of director and member of the Compensation Committee of Arbinet-thexchange, Inc. (the “Company”) effective as of the close of business on Friday, November 4, 2005.

There is no disagreement between the Company and me on any matter relating to the Company’s operations, policies or practices. I have appreciated the opportunity to work with the Company and my fellow Board members on many interesting and challenging issues. I wish you continued success in your endeavors.

Very truly yours,

Roland Van der Meer

cc:	Tony Craig, Chairman of the Board
Bill Kingsley, Chairman of the Compensation Committee